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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated January 14, 2000, except for the third paragraph of Note 13, as to which the date is March 27, 2000, included in the Annual Report on Form 10-K of Beyond.com Corporation for the year ended December 31, 1999, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

Our audit also included the financial statement schedule of Beyond.com Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-60739, No. 333-76299, and No. 333-86381) pertaining to the
Stock Option Agreement, 1995 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Incentive Plan, 1999 Non-Qualified Stock Option Plan, and 1999 Employee Stock Purchase Plan of Beyond.com Corporation of our report dated January 14, 2000, except for the third paragraph of Note 13, as to which the date is March 27, 2000, with respect to the consolidated financial statements and schedule of Beyond.com Corporation included in this Annual Report (Form 10-K/A) for the year ended December 31, 1999.


San Jose, California
April 28, 2000